Exhibit 11

COMPUTATION OF PER SHARE EARNINGS

The following is a computation of the weighted-average number of shares outstanding which is used in the computation of per share earnings for Luby's, Inc. for the quarter and year ended August 28, 2002, and August 31, 2001.

Quarter ended August 28, 2002:
22,433,043 x shares outstanding for 112 days	2,512,500,816
Divided by total number of days	112

Weighted-average number of shares outstanding - basic	22,433,043

Year ended August 28, 2002:
22,422,943 x shares outstanding for 118 days	2,645,907,274
22,423,043 x shares outstanding for 76 days	1,704,151,268
22,433,043 x shares outstanding for 168 days	3,768,751,224

8,118,809,766
Divided by total number of days	362

Weighted-average number of shares outstanding - basic	22,427,651

Quarter ended August 31, 2001:
22,422,943 x shares outstanding for 92 days	2,062,910,756
Divided by total number of days	92

Weighted-average number of shares outstanding - basic	22,422,943

Year ended August 31, 2001:
22,420,375 x shares outstanding for 133 days	2,981,909,875
22,422,943 x shares outstanding for 232 days	5,202,122,776

8,184,032,651
Divided by total number of days	365

Weighted-average number of shares outstanding - basic	22,422,007